Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura J. Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports first quarter earnings of $0.25 per share

•
Diluted earnings per share for the first quarter of 2017 were 25 cents, a 4.2 percent increase from the fourth quarter of 2016 and a 13.6 percent increase from the first quarter of 2016. Pre-provision net revenue of $60.9 million was 9.0% higher than the fourth quarter of 2016 and 19.8% higher than the first quarter of 2016.

•	Net interest income for the first quarter of 2017 increased $5.3 million, or 4.0 percent, compared to the fourth quarter of 2016 and $8.5 million, or 6.6 percent, compared to first quarter of 2016.

•	Net interest margin increased eleven basis points, to 3.26 percent, compared to the fourth quarter of 2016, and increased three basis points compared to the first quarter of 2016.

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Loans at March 31, 2017 increased $263.9 million, or 1.8 percent, compared to December 31, 2016 and $1.1 billion, or 7.9 percent, compared to March 31, 2016. Average loans for the first quarter of 2017 increased 2.6 percent and 7.2 percent, compared to the fourth quarter of 2016 and the first quarter of 2016, respectively.

•	Deposits at March 31, 2017 increased $77.5 million, or 0.5 percent, compared to
December 31, 2016 and $686.1 million, or 4.8 percent compared to March 31, 2016. Average deposits for the first quarter of 2017 decreased 1.0 percent compared to the fourth quarter of 2016, and increased 4.8 percent, compared to the first quarter of 2016.

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The provision for credit losses in the first quarter of 2017 was $4.8 million, compared to a $5.0 million provision in the fourth quarter of 2016, and a $1.5 million provision in the first quarter of 2016.

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Non-interest income, excluding investment securities gains, decreased $5.7 million, or 11.1 percent, in comparison to the fourth quarter of 2016, and increased $3.4 million, or 8.0 percent, in comparison to the first quarter of 2016.

•	Non-interest expense decreased $5.3 million, or 4.2 percent, compared to the fourth quarter of 2016 and increased $1.9 million, or 1.5 percent, compared to the first quarter of 2016.

(April 18, 2017) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) reported net income of $43.4 million, or 25 cents per diluted share, for the first quarter of 2017.

"We had a very good first quarter, building off the momentum we saw in our business in 2016,” said E. Philip Wenger, Chairman, President and CEO. “With increased customer confidence and business activity, we remain optimistic about our growth prospects for 2017."

Net Interest Income and Margin
Net interest income for the first quarter of 2017 increased $5.3 million, or 4.0 percent, from the fourth quarter of 2016. Net interest margin increased eleven basis points, or 3.5 percent, to 3.26 percent in the first quarter of 2017, from 3.15 percent in the fourth quarter of 2016. The average yield on interest-earning assets increased twelve basis points, while the average cost of interest-bearing liabilities remained unchanged, during the first quarter of 2017 in comparison to the fourth quarter of 2016.

Average Balance Sheet
Total average assets for the first quarter of 2017 were $19.1 billion, an increase of $300.3 million from the fourth quarter of 2016. Average loans, net of unearned income, increased $381.7 million, or 2.6 percent, in comparison to the fourth quarter of 2016. Average loans and yields, by type, for the first quarter of 2017 in comparison to the fourth quarter of 2016, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	March 31, 2017		December 31, 2016		in Balance
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,039,140	3.98%	$5,828,313	3.90%	$210,827	3.6%
Commercial - industrial, financial, and agricultural	4,205,070	3.89%	4,081,498	3.74%	123,572	3.0%
Real estate - residential mortgage	1,637,669	3.76%	1,572,895	3.75%	64,774	4.1%
Real estate - home equity	1,613,249	4.18%	1,633,668	4.05%	(20,419)	(1.2)%
Real estate - construction	840,968	3.97%	845,528	3.78%	(4,560)	(0.5)%
Consumer	284,352	5.26%	289,864	5.25%	(5,512)	(1.9)%
Leasing and other	237,114	5.08%	224,050	5.41%	13,064	5.8%
Total Average Loans, net of unearned income	$14,857,562	4.00%	$14,475,816	3.90%	$381,746	2.6%

(1) Presented on a tax-equivalent basis using a 35% Federal tax rate and statutory interest expense disallowances.

Total average liabilities increased $292.4 million, or 1.8 percent, from the fourth quarter of 2016, while average deposits decreased $153.3 million, or 1.0 percent. Average deposits and interest rates, by type, for the first quarter of 2017 in comparison to the fourth quarter of 2016, are summarized in the following table:

	Three Months Ended				Increase (decrease)
	March 31, 2017		December 31, 2016		in Balance
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,301,727	—%	4,331,894	—%	$(30,167)	(0.7)%
Interest-bearing demand	3,650,931	0.25%	3,714,391	0.21%	(63,460)	(1.7)%
Savings deposits	4,194,216	0.21%	4,216,090	0.21%	(21,874)	(0.5)%
Total average demand and savings	12,146,874	0.15%	12,262,375	0.14%	(115,501)	(0.9)%
Time deposits	2,739,453	1.09%	2,777,203	1.09%	(37,750)	(1.4)%
Total Average Deposits	$14,886,327	0.32%	$15,039,578	0.31%	$(153,251)	(1.0)%

Asset Quality
Non-performing assets were $143.4 million, or 0.75 percent of total assets, at March 31, 2017, compared to $144.5 million, or 0.76 percent of total assets, at December 31, 2016 and $148.1 million, or 0.82 percent of total assets, at March 31, 2016.
Annualized net charge-offs for the quarter ended March 31, 2017 were 0.09 percent of total average loans, compared to annualized net recoveries of 0.03 percent for the quarter ended December 31, 2016, and net charge-offs of 0.20 percent for the quarter ended March 31, 2016. The allowance for credit losses as a percentage of non-performing loans was 131.3 percent at March 31, 2017, as compared to 130.2 percent at December 31, 2016 and 121.1 percent at March 31, 2016.
During the first quarter of 2017, the Corporation recorded a $4.8 million provision for credit losses, compared to a $5.0 million provision for credit losses in the fourth quarter of 2016 and a $1.5 million provision in the first quarter of 2016.

Non-interest Income
Non-interest income, excluding investment securities gains, decreased $5.7 million, or 11.1 percent, in comparison to the fourth quarter of 2016. Other service charges and fees decreased $896,000, or 6.7 percent, due to decreases in debit card income and merchant fees. Service charges on deposits decreased $414,000, or 3.2 percent, due to a decrease in overdraft fee income. Mortgage banking income decreased $2.4 million, or 34.0 percent, due primarily to lower servicing income. The driver of this decrease was the $1.7 million adjustment recorded to reduce the valuation allowance for mortgage servicing rights (MSR) in the prior quarter. Other decreases in non-interest income were driven by decreases in gains from the sale of Small Business Administration loans.
Compared to the first quarter of 2016, non-interest income, excluding investment securities gains, increased $3.4 million, or 8.0 percent, due to increases in commercial loan interest rate swap fees, mortgage banking income, and investment management and trust services income.
Gains on sales of investment securities decreased $419,000 in comparison to the fourth quarter of 2016, and increased $159,000 from the first quarter of 2016.

Non-interest Expense
Non-interest expense decreased $5.3 million, or 4.2 percent, in the first quarter of 2017, compared to the fourth quarter of 2016. Salaries and employee benefits decreased $4.0 million, or 5.5 percent, due primarily to decreases in incentive compensation and two fewer payroll days in the quarter. Other decreases occurred in outside services and losses on the disposal of fixed assets.
Compared to the first quarter of 2016, non-interest expense increased $1.9 million, or 1.5 percent, primarily due to increases in state taxes and amortization of community development investments.
Additional information on Fulton Financial Corporation is available on the Internet at
www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends" and similar expressions which are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, some of which are beyond the Corporation's control and ability to predict, that could cause actual results to differ materially from those expressed in the forward-looking statements.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016, which has been filed with the Securities and Exchange Commission and is available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange

Commission's website (www.sec.gov). The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.